SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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POPE & TALBOT, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POPE & TALBOT, INC.

1500 S.W. First Avenue

Portland, Oregon 97201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 30, 2004

We cordially invite you to attend the Annual Meeting of Shareholders of Pope & Talbot, Inc. (the “Company”), a Delaware corporation, to be held at the Portland Marriott Downtown, 1401 S. W. Naito Parkway, Portland, Oregon on Friday, April 30, 2004, at 1:00 p.m., for the following purposes:

1.	To elect three persons to the Board of Directors of the Company to serve for a term of three years;

2.	To ratify the selection of independent public accountants for 2004; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 10, 2004 are entitled to receive notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently intend to be present personally at the Annual Meeting, you are urged to complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. You may still vote in person if you attend the Annual Meeting.

/S/ MICHAEL FLANNERY
Michael Flannery
Chairman, President and
Chief Executive Officer

Portland, Oregon

March 25, 2004

PROXY STATEMENT

General

The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting to be held on April 30, 2004 and at any adjournment thereof. You may revoke it at any time before its use by a written communication to Richard K. Atkinson, Vice President, Chief Financial Officer and Secretary of the Company, or by a duly executed proxy bearing a later date. Shareholders attending the Annual Meeting may vote their shares in person even though they have already submitted a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment thereof.

Only shareholders of record at the close of business on March 10, 2004 are entitled to vote at the Annual Meeting. On that date, the Company had 15,707,046 outstanding shares of common stock entitled to vote. Each share is entitled to one vote except that the election of directors will be conducted pursuant to cumulative voting. Under cumulative voting, each share of common stock is entitled to one vote multiplied by the number of directors to be elected, and that number of votes may be cast for one director or may be distributed among any number of directors as designated by the shareholder or his or her proxy. The Company intends to mail this proxy statement and proxy card, together with the 2003 Annual Report, to its shareholders on March 25, 2004.

Shares of common stock represented by proxies in the accompanying form that are properly executed and returned to the Company will be voted at the Annual Meeting in accordance with the shareholders’ instructions contained in such proxies. Where no such instructions are given, the shares will be voted for the election of directors, as described herein, for ratification of KPMG LLP as the Company’s independent public accountants for 2004, and at the discretion of the proxy holders, on such other matters as may come before the Annual Meeting.

A majority of the shares of the Company’s common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker nonvotes are each included in the number of shares present for quorum purposes. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders and will have the same effect as negative votes, whereas broker nonvotes are not counted for purposes of determining whether a proposal has been approved.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors presently consists of nine directors divided into three classes serving staggered three-year terms. Three directors are to be elected at the Annual Meeting, each to hold office until the 2007 Annual Meeting of Shareholders and until a successor has been elected and qualified. Six directors will continue to serve in accordance with their prior elections. Unless otherwise instructed, the proxy holders named on the enclosed proxy card intend to use the cumulative voting right described above to distribute the votes represented by proxies in such proportion as they shall determine between the three nominees or their substitutes so as to elect the maximum number of such persons. The Board of Directors expects that all of these nominees will be available for election, but if any of these nominees is not so available at the time of the Annual Meeting, proxies received will be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors unanimously recommends a vote for election of all of the nominees as directors.

CERTAIN INFORMATION REGARDING DIRECTORS AND OFFICERS

The names of the nominees and the directors continuing in office, their ages, the year each first became a director, their principal occupations during at least the last five years and other directorships held by each are set forth below:

Nominees For Election To The Board Of Directors

For a Three-Year Term Expiring in 2007

Charles Crocker, age 65, has been a director of the Company since 1986. Mr. Crocker is also Chairman of the Board’s Audit Committee. Mr. Crocker is Chairman of the Board and CEO of BEI Technologies, Inc. a diversified electronics company specializing in electronic sensors and motion control products; he also served as President of BEI Technologies, Inc. from September 1997 to May 2000. Also from September 1997 to 2002, Mr. Crocker served as Chairman of the Board of BEI Medical Systems Company, a medical device company specializing in diagnostic and therapeutic products for the women’s health care market. From 1974 until September 1997, Mr. Crocker served as Chairman of the Board of BEI Electronics, Inc., a diversified technology firm. He has been President of Crocker Capital, a private venture capital firm, since 1985. Mr. Crocker is also a director of Fiduciary Trust Company International, Franklin Resources, Teledyne Technologies and BEI Technologies, Inc.

Michael Flannery, age 60, has been a director of the Company since September 1995, when he was also elected President of the Company. In August 1999, he became President and Chief Executive Officer of the Company, and in August 2000 he became Chairman of the Board. From April 1986 to September 1995, he was Group Vice President of Wood Products for the Company.

Robert G. Funari, age 56, has been a director of the Company since April 2001. Mr. Funari is also a member of the Board’s Compensation and Corporate Governance Committees. Mr. Funari is an independent consultant. He was Chief Executive Officer for Syncor International Corporation, a pharmacy services company specializing in radio-pharmaceutical products, from July 1996 to December 2002, and President of Syncor from January 1996 to December 2002. Mr. Funari joined Syncor in August 1993 as Executive Vice President and Chief Operating Officer. Prior to joining Syncor, he was Executive Vice President and General Manager for McKesson Drug Company.

Members Of The Board Of Directors Continuing In Office

Term Expiring in 2005

Lionel G. Dodd, age 64, has been a director of the Company since 1999. Mr. Dodd is also Chairman of the Board’s Corporate Governance Committee and a member of the Audit Committee. Mr. Dodd is an independent consultant. Mr. Dodd was the President and Chief Executive Officer of Versacold Corporation, a temperature sensitive food logistics company based in Vancouver, British Columbia, from May 1996 until January 2000. He was previously the Chief Operating Officer of Olympia and York Enterprises, based in Toronto from June 1988 to April 1993. Mr. Dodd is also a director of Braintech, Inc., International Absorbents, Inc. and Napier Environmental Technologies, Inc.

Kenneth G. Hanna, age 67, has been a director of the Company since 1998. Mr. Hanna is also a member of the Board’s Compensation and Corporate Governance Committees. Mr. Hanna is a lawyer and independent consultant. From September 1996 until his retirement in September 1999, Mr. Hanna was the President and Chief Executive Officer of Aber Diamond Corporation, a Canadian diamond mining and marketing company. He was a partner with Hanna Heppel Bell & Visosky, corporate finance lawyers, from 1992 to 1997.

Robert Stevens Miller, Jr., age 62, has been a director of the Company since 1993. Mr. Miller is also Chairman of the Board’s Compensation Committee. Mr. Miller is currently Chairman of the Board for Federal

Mogul Corporation, an automotive parts manufacturer. From 2001 through 2003, he was Chairman and CEO of Bethlehem Steel Corporation, an integrated steel producer. From 2000 to 2001, he was Chairman of Federal-Mogul Corporation. In 2000, Mr. Miller was a strategic advisor to the Chairman of Aetna, Inc. From November 1999 to February 2000, he was President and a director of Reliance Group Holdings, an insurance holding company. During 1997 and 1998, he was the Chairman of the Board of Waste Management, Inc., an international provider of waste management services. From September 1996 to 2001, Mr. Miller was the Vice Chairman of the Board of Washington Group, Inc. (formerly Morrison Knudsen Corporation), an engineering and construction company, and from April 1995 to September 1996 he was the Chairman of the Board. Mr. Miller is also a director of United Airlines, R. J. Reynolds Tobacco Company, Bethlehem Steel, Federal Mogul Corporation, Symantec, Inc., and Waste Management, Inc.

Term Expiring in 2006

Gordon P. Andrews, age 47, has been a director of the Company since 1994. Mr. Andrews is also a member of the Board’s Audit and Compensation Committees. Since 1982, Mr. Andrews has been associated with Andrews Associates, Inc., a management consulting firm, as a director and in various management positions. He has been the President of Andrews Associates, Inc. since 1993. Mr. Andrews was Vice President of Institutional Sales for Shearson Lehman Brothers from 1990 to 1992.

David J. Barram, age 60, has been a director of the Company since April 2001. Mr. Barram is also a member of the Board’s Audit and Corporate Governance Committees. In 1996 he was appointed Administrator of the General Services Administration by President Clinton and served until 2001. From 1993 to 1996 he was Deputy Secretary and Chief Operating Officer with the U.S. Department of Commerce. During the 24 years prior to his governmental affiliations, Mr. Barram was the Chief Financial Officer at both Apple Computer and Silicon Graphics, computer manufacturers. Mr. Barram is also a director of Net IQ Corporation.

Peter T. Pope, age 69, has been a director of the Company since 1962. From 1971 until his retirement on July 31, 1999, Mr. Pope was Chief Executive Officer and Chairman of the Board. After his retirement from the Chief Executive Officer position, he continued as Chairman of the Company until July 31, 2000. From 1990 to September 1995, he was also President of the Company. From March 1992 to January 2004, Mr. Pope was a director of Newhall Land and Farming Company, a California real estate development company. Mr. Pope is a director of Pope MGP, Inc. and Pope EGP, Inc., the two corporate general partners of Pope Resources. Pope Resources, a limited partnership unrelated to Pope & Talbot, Inc., manages timberlands and develops real estate. Mr. Pope is the father of Maria M. Pope, Vice President-General Manager, Wood Products for the Company.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees (“Code”), a copy of which is posted on the Company’s internet site, www.poptal.com. The Code applies to the Company’s chief executive officer and senior financial officers, and also to the members of the Company’s Board and to all Company officers and employees. The Code requires that any waiver of any provision in the Code in favor of members of the Board or in favor of executive officers, principal financial or accounting officers, or the controller (or persons performing similar functions) may be made only by the Board. Any such waiver will be publicly disclosed in compliance with the New York Stock Exchange listing standards and applicable law. The Company will disclose any amendments to, and waivers from, the Code on the Company’s internet site.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of December 31, 2003, regarding the number of shares of the common stock of the Company beneficially owned by each director, by each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group. Except as otherwise noted, the directors and named executive officers and all directors and officers as a group have sole voting and investment power with respect to the shares listed.

	Amount and Nature of Beneficial Ownership				Percent of Outstanding Common Stock
Name of Individual or Identity of Group	Currently Owned		Options Exercisable Within 60 Days of December 31, 2003	Total
Gordon P. Andrews	209,784	(1)	29,728	239,512	1.5%
David J. Barram	1,000	(2)	9,000	10,000	(7)
Charles Crocker	1,000		26,262	27,262	(7)
Angel M. Diez	2,500		53,322	55,822	(7)
Lionel G. Dodd	1,000		29,274	30,274	(7)
Michael Flannery	60,615	(3)	297,853	358,468	2.2%
Abram Friesen	7,800		65,600	73,400	(7)
Robert G. Funari	6,000		19,806	25,806	(7)
Kenneth G. Hanna	10,000	(4)	23,669	33,669	(7)
Robert Stevens Miller, Jr.	1,000	(3)	37,526	38,526	(7)
Maria M. Pope	70,787	(5)	80,895	151,682	(7)
Peter T. Pope	388,710	(6)	27,607	416,317	2.7%

All directors and executive officers as a group (13 persons)	765,196		700,542	1,465,738	9.0%

(1)	Includes 30,308 shares for which Mr. Andrews is co-trustee for his children and 27,420 shares for which his spouse is trustee for his children.
(2)	Includes 1,000 shares purchased in February 2004.
(3)	Investment and voting power shared with his spouse.
(4)	Shares are held by an entity of which Mr. Hanna is the controlling shareholder.
(5)	Includes shares held jointly with Ms. Pope’s spouse. Also includes 8,337 shares held by Ms. Pope as Custodian under the Uniform Transfer to Minor Act for the benefit of her children.
(6)	Includes 80,000 shares held by two corporations of which Mr. Pope is one of two 50% shareholders and for which he disclaims beneficial ownership. Also includes 23,790 shares owned by his spouse to which he disclaims beneficial ownership.
(7)	Less than 1% of the outstanding common stock.

INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

Consistent with the New York Stock Exchange listing standards (the “NYSE Standards”), the Board has adopted Corporate Governance Guidelines (the “Guidelines”). The Guidelines address matters relating to the Board, its committees and its members’ qualifications, including the requirement that the Board have a majority of independent directors. Pursuant to the Guidelines, the Board has affirmatively determined that the following directors are independent within the meaning of the NYSE Standards: Gordon P. Andrews, David J. Barram, Charles Crocker, Lionel G. Dodd, Robert G. Funari, Kenneth G. Hanna and Robert Stevens Miller, Jr.

Executive sessions of the Board are part of each regularly scheduled meeting of the Board and are attended only by non-management directors, consisting of all directors other than Mr. Flannery. The members of the Board entitled to attend executive sessions appointed Charles Crocker to preside at executive sessions of the Board. Interested persons may contact Mr. Crocker, or the non-management members of the Board as a group, at the Company’s principal executive office.

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance Committee. Each committee has a written charter, copies of which are posted on the Company’s internet site, www.poptal.com. Copies of the charters are also available to any shareholder who contacts the Corporate Secretary and requests a printed copy. Each of the committees is composed entirely of directors whom the Board has determined to be independent within the meaning of the NYSE Standards.

The Audit Committee is currently composed of Charles Crocker, Chairman, Gordon P. Andrews, David J. Barram, and Lionel G. Dodd. The Board has determined that each member of the Audit Committee is financially literate, as contemplated by the NYSE Standards, and that Messrs. Dodd and Barram are “audit committee financial experts,” as defined in regulations adopted by the Securities and Exchange Commission. The Audit Committee assists the Board in discharging the Board’s responsibilities relating to oversight and monitoring of the Company’s financial statements and reports, compliance with law and regulation, the Company’s relationship with its independent auditors, and the Company’s internal audit function. A copy of the Audit Committee’s charter is included as Exhibit A to this proxy statement.

The Compensation Committee is currently composed of Robert Stevens Miller, Jr., Chairman, Gordon P. Andrews, Robert G. Funari and Kenneth G. Hanna. The Compensation Committee assists the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executives, employees and members of the Board. The Compensation Committee has the authority to administer the Company’s stock option plan and make grants or awards there under.

The Corporate Governance Committee is currently composed of Lionel G. Dodd, Chairman, David J. Barram, Robert G. Funari and Kenneth G. Hanna. The primary purposes of the Corporate Governance Committee are to develop and recommend to the Board a set of Guidelines; to identify individuals qualified to become Board members and recommend to the Board that the Board nominate the identified director nominees for election; and to review the qualifications of directors eligible to become members of the different committees of the Board and recommend to the Board the appointment of members to the different committees of the Board. The Guidelines recommended by the Committee and approved by the Board are posted on the Company’s internet site, www.poptal.com, and available to any shareholder who contacts the Corporate Secretary and requests a printed copy.

The Corporate Governance Committee selects and recommends nominees for election to the Board consistent with the Guidelines. Formal nominations are made by the Board and pursuant to the Company’s Bylaws. The Corporate Governance Committee has the authority to retain and to terminate any search firm used to identify director candidates.

The Corporate Governance Committee identifies and evaluates nominees in light of the potential nominees’ skills and characteristics and the composition of the Board as a whole. This assessment includes members’

qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board. To be considered, a candidate must have a track record in business, experience at the policy-making level, special expertise in an area that is relevant to the Company’s business or its management, the ability to devote the time required to Board service, qualifications that support development and implementation of the Company’s strategy and a willingness to serve. The Corporate Governance Committee intends to evaluate shareholders’ nominees in the same manner that it evaluates all other potential nominees and intends to retain a list of all potential nominees for future reconsideration.

The Corporate Governance Committee will consider in good faith director candidates who meet the minimum qualifications and who are recommended by shareholders. To be considered for nomination by the Corporate Governance Committee at the next annual meeting of shareholders, the committee’s Chairman must receive shareholder recommendations at least 120 calendar days before the anniversary date of the Company’s proxy statement for the previous year’s annual meeting. To recommend a candidate, a shareholder should send the candidate’s name, age, credentials (including principal occupation and employment), contact information and the candidate’s consent to be considered to the Chairman of the Corporate Governance Committee in care of the Company at its principal executive office address. The shareholder should also provide the shareholder’s contact information, describe the shareholder’s relationship with the candidate, and include a statement as to the number of shares of Company common stock owned by the shareholder and the length of time such shares have been owned.

The Company does not have a formal procedure for shareholder communication with the Board. In general, members of the Board and executive officers are accessible by telephone or mail. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Corporate Secretary with a request to forward the communication to the intended recipient. In the alternative, shareholders can direct correspondence to the Board to the attention of the Board Chairman, Michael Flannery, or to the attention of the Chairman of the Audit Committee, Charles Crocker, in care of the Company at the Company’s principal executive office address. The Company will forward all such communications to the intended recipient in a timely manner.

The Board held seven meetings during 2003. During 2003, the Audit Committee held seven meetings; the Compensation Committee held four meeting; and the Corporate Governance Committee held three meetings. Each current director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board during the period in which he was a director, and (ii) the number of meetings held by all the committees of the Board on which he served. We encourage all incumbent directors, as well as all nominees for election as director, to attend the annual meeting of shareholders. All incumbent directors attended the annual meeting on May 2, 2003.

DIRECTOR REMUNERATION

Each director of the Company, except Mr. Flannery, is paid an annual retainer fee of $20,000 per year. In addition, each director, except Mr. Flannery, is paid $1,000 for every Board meeting attended plus $1,000 for each meeting of a standing committee of the Board attended. Directors who are also chairmen of each standing committee are paid an additional retainer of $3,000 per year.

To better align director and shareholder interest, a Special Non-Employee Director Stock Retainer Fee Plan was established in 1996. Under this plan, non-employee Board members may apply all or a portion of their annual retainer on a quarterly basis to the acquisition of options to purchase shares of the Company’s common stock. The number of shares covered by such options is determined by dividing the amount of retainer fees to be applied by the Black-Scholes formula value for the option. Such options have an exercise price equal to the fair market value of the common stock on the grant date. Each option has a term of 10 years and is exercisable immediately upon grant. Messrs. Dodd, Funari, and Miller elected to apply all of their 2003 annual retainer fees to the acquisition of options, and each therefore received four stock option grants for an aggregate of 4,230 shares, with an average exercise price of $13.07 per share. Mr. Crocker elected to apply half of his 2003 retainer fees to the acquisition of options, and he therefore received four stock option grants for an aggregate of 2,114 shares with an average exercise price of $13.07 per share.

Under the automatic option grant program in effect under the Company’s 1996 Non-employee Director Stock Option Plan (the “Director Plan”), an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 3,000 shares of the Company’s common stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 3,000 shares at each Annual Meeting of Shareholders at which he continues to serve as a non-employee Board member, whether or not he is standing for re-election at that particular meeting. Each option has a term of 10 years and is exercisable immediately upon grant. On May 2, 2003, the date of the 2003 Annual Meeting of Shareholders, each non-employee Board member received an automatic option grant under the Director Plan for 3,000 shares of common stock with an exercise price of $13.11 per share, the fair market value per share of common stock on the grant date.

No other compensation is paid to the non-employee members of the Board with respect to their service on the Board.

BENEFICIAL OWNERSHIP OF OVER 5% OF POPE & TALBOT COMMON STOCK

The following table lists beneficial owners of more than 5% of Pope & Talbot, Inc. common stock as of December 31, 2003.

	Voting Power		Investment Power		Total	Percent of Class
	Sole	Shared	Sole	Shared
Dimensional Fund Advisors, Inc.(1) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	998,221	—	998,221	—	998,221	6.4%

Barclays Global Investors, NA, and Barclays Global Fund Advisors(2) 45 Fremont Street San Francisco, CA 94105	808,542	—	808,542	—	808,542	5.2%

Appaloosa Management, L.P. (3) 26 Main Street Chatham, NJ 07928	8,127	1,000,000	8,127	1,000,000	1,008,127	6.5%

(1)	Information regarding ownership of Dimensional Fund Advisors, Inc. is based solely on information provided as of December 31, 2003 in a Schedule 13G filed by the shareholder.
(2)	Information regarding ownership of Barclays Global Investors, NA, and Barclays Global Fund Advisors is based solely on information provided as of December 31, 2003 in a Schedule 13G filed by the shareholder.
(3)	Information regarding ownership of Appaloosa Management, L. P. (“AMLP”) is based solely on information provided as of December 31, 2003 in a Schedule 13G filed by the shareholder. Includes 8,127 shares beneficially owned by David A. Tepper, the sole shareholder of the general partner of AMLP.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by the Company’s Chief Executive Officer and each other person who served as an executive officer in 2003 and received more than $100,000 in salary and bonus in 2003, for services rendered in all capacities to the Company and its subsidiaries for each of the last three years in which such person served as an executive officer. The individuals named in such table will be subsequently referred to as the “Named Executive Officers.”

Summary Compensation Table

	Annual Compensation								Long-Term Compensation			All Other Compensation(2)
Name and Principal Position	Year	Salary (1)		Bonus(1)		Other Annual Compensation			Options/ SARs (#)	LTIP Payouts
Michael Flannery Chairman, President and Chief Executive Officer	2003 2002 2001	$536,712 524,904 521,946		$	— — —	$	— — —		75,000 75,000 86,000	$37,141 41,530 42,290	(3) (3) (3)	$6,000 5,117 5,100

Maria M. Pope(4) Vice President-General Manager Wood Products	2003 2002 2001	243,411 242,634 236,714	(5)		— — —		— — —		15,000 15,000 20,000	— — —		5,545 5,092 5,100

Abram Friesen(6) Vice President-General Manager Wood Products	2003 2002 2001	158,355 233,160 231,846			— — —		71,764 — —	(7)	15,000 15,000 20,000	— — —		4,751 5,500 5,100

Angel M. Diez Vice President-General Manager Pulp Products	2003 2002 2001	238,407 233,160 224,957			— — —		— — —		15,000 15,000 40,000	— — —		5,738 5,087 5,100

(1)	Includes salary and bonus deferred under the Company’s Tax Deferred Savings Plan.
(2)	Consists of contributions made by the Company to the Tax Deferred Savings Plan on behalf of each Named Executive Officer.
(3)	Mr. Flannery received a long-term incentive award on September 9, 1999 when the market price of the Company’s common stock was $12.125. Stock price targets of $14.55 (120% of $12.125), $17.46 (120% of $14.55) and $20.95 (120% of $17.46) were established under the award. Under the terms of the award, if and when the Company’s common stock closes at or above each of the target price levels for 20 consecutive trading days, Mr. Flannery is issued a number of shares of restricted common stock determined by dividing $260,000 by the closing price of the common stock on the 20th trading day. The restricted shares are subject to forfeiture upon termination of employment and vest for 10% of the shares on the date of issuance and for an additional 10% on each anniversary thereof until fully vested. All restricted shares will vest if there is an “involuntary termination” of Mr. Flannery’s employment within 18 months of a “change in control,” as those terms are defined in the Company’s form of severance agreement. See “Employment Contracts, Change in Control Arrangements and Retirement Arrangements.” During 2000, the first two price targets under the award were met and Mr. Flannery was issued 16,640 shares on January 26, 2000 and 13,640 shares on March 23, 2000. The amounts in the table above for 2001, 2002 and 2003 represent the values as of the vesting date of the shares that vested in 2001, 2002 and 2003. As of December 31, 2003, Mr. Flannery held a total of 18,168 unvested restricted shares with a value of $319,939 based on the closing market price of the Company common stock on the last trading day of 2003. Dividends are paid on the restricted shares.
(4)	Ms. Pope held the position of Vice President and Chief Financial Officer through December 14, 2003.
(5)	Includes $4,678 paid by the Company to Ms. Pope for accrued vacation benefits.
(6)	Mr. Friesen retired from the Company on August 30, 2003.
(7)	Includes payment by the Company of certain moving expenses and a $10,108 retirement gift.

Stock Option Grants

The following table contains information concerning the grants of stock options to the Named Executive Officers in 2003.

Option Grants in 2003

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price (Per Share)	Grant Date	Expiration Date
Name						5%	10%
Michael Flannery	75,000	39%	$12.20	02/10/03	02/09/13	$575,439	$1,458,274
Maria M. Pope	15,000	8%	12.20	02/10/03	02/09/13	115,088	291,655
Abram Friesen	15,000	8%	12.20	02/10/03	02/09/13	115,088	291,655
Angel M. Diez	15,000	8%	12.20	02/10/03	02/09/13	115,088	291,655

(1)	Options become exercisable for the option shares in 5 equal installments on the first 5 anniversaries of the grant date. Each option becomes immediately exercisable for all of the option shares in the event the Company is acquired by merger or sale of substantially all of the Company’s assets or outstanding common stock, unless the option is assumed or otherwise replaced by the acquiring entity. Under the terms of executive severance agreements, upon the termination of the optionee’s employment within 18 months after (i) an acquisition of the Company which does not otherwise result in the immediate acceleration of the option or (ii) any hostile change in control of the Company effected by tender offer for 25% or more of the outstanding common stock or proxy contest for Board membership, each option will become immediately exercisable for all of the option shares. Option acceleration under the executive severance agreements will, however, in all instances be limited so as to avoid excess parachute payments under the federal tax laws. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s cessation of service with the Company.
(2)	The potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their maximum 10-year term, assuming the specified compounded rates of appreciation on the Company’s common stock over the option term. However, there is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.

Option Exercises and Holdings

The following table sets forth information with respect to the Named Executive Officers concerning exercised options during 2003 and unexercised options held as of that fiscal year-end.

	Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
	Shares Acquired on Exercise	Value Realized (Market Price at Exercise Less Exercise Price)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised in-the-Money Options at FY-End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Flannery	—	—	222,614	231,839	$851,024	$915,100
Maria M. Pope	—	—	62,985	57,147	306,100	227,152
Abram Friesen	—	—	96,600	—	392,288	—
Angel M. Diez	—	—	35,592	56,030	147,633	220,081

(1)	Based upon the market price of $17.61 per share, which was the closing selling price of the Company’s common stock on the last day of the 2003 fiscal year, less the exercise price payable per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,470,474	$14.01	558,610

Equity compensation plans not approved by security holders(2)	12,410	—	—

Total	1,482,884	$13.89	558,610

(1)	Includes options for 1,349,320 shares outstanding under the Company’s Employee Stock Option Plan and 1996 Non-Employee Director Stock Option Plan, and options for 121,154 shares outstanding under the Company’s Special Non-Employee Director Stock Retainer Fee Plan. Includes 390,276 shares available for future issuance under the Company’s Employee Stock Option Plan and 1996 Non-Employee Director Stock Option Plan, and 168,334 shares available for future issuance under the Company’s Special Non-Employee Director Stock Retainer Fee Plan.
(2)	Represents the maximum number of shares issuable pursuant to a long-term incentive award granted to Michael Flannery in September 1999 and described in more detail in Footnote 3 to the “Summary Compensation Table” above. In addition, in November 1999, the Company assumed options in connection with the acquisition of the remaining minority interest in Harmac Pacific, Inc. Of those assumed options, options for a total of 73,676 shares with an average exercise price of $10.90 per share remained outstanding at December 31, 2003.

Pension Plans

The following table shows the estimated annual pension benefits payable in the aggregate to a covered participant as a single life annuity beginning at normal retirement age (age 65) under the Company’s qualified defined benefit pension plan and the Company’s Supplemental Executive Retirement Income Plan which provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code and other applicable limitations on qualified plan benefits. The estimated benefits are based upon the remuneration that is covered under the plans and years of service with the Company and its subsidiaries and are not subject to offsets for Social Security retirement benefits.

Pension Plan Table

Final Average Salary	Years of Service
	15	20	25	30	35
$100,000	$23,578	$31,437	$39,296	$41,796	$44,296
125,000	31,078	41,437	51,796	54,921	58,046
150,000	38,578	51,437	64,296	68,046	71,796
175,000	46,078	61,437	76,796	81,171	85,546
200,000	53,578	71,437	89,296	94,296	99,296
225,000	61,078	81,437	101,796	107,421	113,046
250,000	68,578	91,437	114,296	120,546	126,796
300,000	83,578	111,437	139,296	146,796	154,296
350,000	98,578	131,437	164,296	173,046	181,796
400,000	113,578	151,437	189,296	199,296	209,296
450,000	128,578	171,437	214,296	225,546	236,796
500,000	143,578	191,437	239,296	251,796	264,296
550,000	158,578	211,437	264,296	278,046	291,796
600,000	173,578	231,437	289,296	304,296	319,296
650,000	188,578	251,437	314,296	330,546	346,796

A participant’s compensation covered by the Company’s pension plan is his or her average salary for the five consecutive calendar plan years of the participant’s career for which such average is the highest or, in the case of a participant who has been employed for fewer than five full calendar years, the period of his or her employment with the Company. Covered compensation estimated for Named Executive Officers as of the end of the last calendar year is as follows: Mr. Flannery, $517,524; Ms. Pope, $233,462; Mr. Friesen, $223,910; and Mr. Diez, $207,070. The years of service for each Named Executive Officer is as follows: Mr. Flannery, 17 years; Ms. Pope, 8 years; Mr. Friesen, 16 years; and Mr. Diez, 11 years.

Employment Contracts, Change in Control Arrangements and Retirement Arrangements

The Company does not have any employment agreements with any of the Named Executive Officers. However, the Company has entered into severance agreements with each of the Named Executive Officers. Under the severance agreements, the executive officers will be entitled to certain benefits if their employment is involuntarily terminated (other than for cause) within 18 months following a “change in control” (as defined in the severance agreements) of the Company. Involuntary termination is defined in each severance agreement as the officer’s involuntary dismissal (other than for cause) by the Company or the officer’s resignation in connection with a material reduction in the officer’s duties, a reduction in the officer’s level of compensation by more than 20% or a relocation of the officer’s principal place of employment by more than 50 miles.

Upon such an involuntary termination, the officer will be entitled to the following severance benefits: (i) a cash severance payment equal to two times the officer’s annual rate of base salary plus one times the officer’s target bonus for the year in which such termination occurs, (ii) accelerated vesting of all outstanding stock options and (iii) continued health care coverage for the officer and eligible dependents for up to 18 months at the Company’s expense. However, the total benefit package (as valued under the federal parachute tax laws and regulations) will be limited to 2.99 times the officer’s average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs. This limitation is designed to prevent the benefit package from becoming an excess parachute payment under the federal tax laws.

Each severance agreement contains a detailed procedure for valuing the officer’s total benefit package and determining whether or not the total value of the package exceeds the parachute payment limitation. In no event, however, will benefits be reduced if they are found to represent reasonable compensation for the officer’s services with the Company before involuntary termination.

In the event benefits were to become due in the year ending December 31, 2004 under the severance agreements currently in effect for the Named Executive Officers, the maximum amounts payable would be as follows: Mr. Flannery, $2,113,604; Ms. Pope, $845,197; and Mr. Diez, $734,015.

In 1999, Peter T. Pope waived his vested right to receive retirement benefits under the Company’s Supplemental Executive Retirement Income Plan. These benefits would have paid $81,264 to him per year for life and then half of that amount to his surviving spouse for her life. Also in 1999, the Company entered into a split-dollar life insurance agreement with Maria M. Pope as trustee of a trust for the benefit of Mr. Pope’s grandchildren (the “Trust”). Under this agreement, the Company will pay the premiums on a life insurance policy obtained by the Trust on the lives of Mr. Pope and his spouse. The premiums equal $229,261 per year for seven years, or total premiums of $1,604,827. All premiums paid by the Company will be reimbursed by the Trust, without interest, in 2015 or earlier upon the death of Mr. Pope and his spouse.

REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION REPORT

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

It is the duty of the Compensation Committee to set the base salary of the Company’s executive officers and to administer the Company’s Employee Stock Option Plan under which grants may be made to such officers and other key employees. In addition, the Compensation Committee administers the Company’s Executive Incentive Plan under which the Company’s executive officers and other key employees may earn bonuses each year based upon individual performance and the Company’s attainment of specified performance goals.

General Compensation Policy

The fundamental policy of the Compensation Committee in compensation matters is to offer the Company’s executive officers competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is an objective of this policy to have a substantial portion of each officer’s total annual compensation contingent upon the achievement of earnings targets and performance goals while aligning management’s interest with stockholders’ interest. Accordingly, each executive officer’s compensation package is composed of three elements: (i) base salary that is designed primarily to be competitive with base salary levels in effect both at companies within the forest products industry that are of comparable size to the Company and at companies outside of such industry with which the Company competes for executive talent; (ii) annual variable performance awards payable in cash and tied to the achievement of financial and other performance goals, established by the Compensation Committee; and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company’s shareholders. As an employee’s level of responsibility and accountability within the Company increases over time, a greater portion of his or her total compensation is intended to be dependent upon Company and personal performance and stock price appreciation rather than upon base salary.

To facilitate the implementation of these policies, the Compensation Committee has in the past employed, and expects to continue to employ, the services of a nationally recognized, independent compensation consulting firm.

The principal factors that were considered by the Compensation Committee in establishing the components of each officer’s compensation package for 2003 are summarized below:

•	Base Salary. The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect for comparable positions at comparable companies, both inside and outside the industry. Within the forest products industry the peer group consists of 54 companies of which 15 are included in the Value Line Paper and Forest Products Index, which is included in the stock price performance graph on page 17. The base salary level for executive officers is generally at the median level determined for such individuals on the basis of the external salary data provided to the Compensation Committee by the independent compensation consulting firm. Salaries are reviewed on an annual basis, with adjustments to each executive officer’s base salary based upon salary increases paid by the Company’s competitors, changes in duties and individual performance.

•	Annual Incentive Compensation. An annual bonus may be earned by each executive officer under the terms of the Executive Incentive Plan, provided the Company’s earnings for the fiscal year exceed 4% of shareholder equity, as measured at the start of that year. Bonuses under this program are based on the following factors: (i) the extent to which the company-wide financial performance objective was obtained; (ii) earnings achieved at the division level, for those executives who are division leaders rather than corporate officers; and (iii) personal performance. The target bonus for each executive officer was established by the Compensation Committee at the start of the year, with the target bonus per executive officer set at 35% to 50% of base salary (in accordance with his or her position at the Company) and the maximum bonus limited to a range between 70% and 100% of base salary for the year. The Company did not meet the minimum financial performance threshold for 2003 and therefore, no cash incentive bonus payments were made.

•	Long-Term Incentive Compensation. In February 2003, the Compensation Committee approved the grants of stock options to each of the Company’s executive officers under the Company’s Employee Stock Option Plan (see the table titled “Option Grants in 2003” on page 10). These grants are designed to align the interest of each executive officer with those of the Company’s shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The option grant to each executive officer for the 2003 fiscal year was based on a competitive median level and the annual budget of stock options available to grant.

Each option grant allows the officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the date preceding the grant date) over a specified period of time (up to 10 years). The exercisability of these stock options generally vests in equal installments over a five-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company for one or more years during which the option vests, and then only if the market price of the underlying shares appreciates over the option term.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Upon the exercise of nonstatutory stock options the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer’s total compensation to exceed $1 million. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1 million cap on deductibility, and it is the Company’s current policy generally to grant options that meet those requirements.

Compensation of the Chief Executive Officer

In setting the compensation payable to the Company’s Chief Executive Officer, Michael Flannery, the Compensation Committee has sought to establish a competitive rate of base salary, while at the same time tying a significant percentage of his overall compensation package to stock price appreciation, Company profitability and individual performance.

The Chief Executive Officer’s base salary is established through an evaluation of salaries paid to similarly situated chief executive officers both at companies in the forest products industry that are of comparable size to the Company and at companies in other industries with which the Company competes for executive personnel. These same companies form the peer group for comparative compensation purposes for all other executive officers of the Company. In setting the Chief Executive Officer’s base salary, it is the intent of the Compensation Committee to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. In February 2003, the Compensation Committee conducted its annual review of Mr. Flannery’s base salary level and increased his base salary by 3% effective April 1, 2003. The increase was designed to maintain Mr. Flannery’s base salary at approximately the median level for chief executive officers at the surveyed companies.

The Company did not meet the minimum corporate earnings performance thresholds established under the Executive Compensation Plan for 2003, therefore no cash incentive payments were made to Mr. Flannery for the 2003 fiscal year.

In February 2003, the Compensation Committee granted Mr. Flannery options to purchase 75,000 shares of the Company’s common stock under the Employee Stock Option Plan. The options were based on an evaluation of competitive median grant levels and the annual budget of stock options available to grant. The competitive median grant levels were prepared and reported to the Compensation Committee by the independent compensation consulting firm retained by the Company.

In an effort to align shareholders and Mr. Flannery’s interests and his long-term commitment to the Company’s success, the Board approved in September 1999 an initiative to increase Mr. Flannery’s stock ownership. The goal of the initiative is for Mr. Flannery to increase his ownership of Company stock over a period of ten years to a number of shares valued at approximately 3 times his base salary. He is encouraged to increase his ownership by doing the following: (i) investing 50% of his after-tax annual bonus in Company common stock; and (ii) after any stock option exercise, retaining at least 50% of the after-tax stock option gain in Company common stock. As part of this initiative, the Board approved the award to Mr. Flannery of restricted stock based on 20% increases in the Company’s stock price as described in Footnote 3 to the Summary Compensation Table.

Compensation Committee

Robert Stevens Miller, Jr., Chairman

Gordon P. Andrews

Robert G. Funari

Kenneth G. Hanna

STOCK PERFORMANCE CHART

The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company’s common stock during the five fiscal-year period ended December 31, 2003 with the cumulative total return on the Russell 2000 Index and the Value Line Paper and Forest Products Index for that same period. The comparison assumes $100 was invested on December 31, 1998 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends.

Comparative Five-Year Total Returns

	1998	1999	2000	2001	2002	2003
POPE & TALBOT, INC.	100.00	200.91	206.80	183.15	191.61	242.78
Russell 2000 Index	100.00	117.84	113.25	114.41	89.72	130.43
Paper & Forest Products Index	100.00	150.89	144.75	168.27	162.80	219.81

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 2003 with all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% beneficial owners.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with the independent auditors the matters required to be discussed by SAS 61, Communication with Audit Committees, as amended;

•	Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the auditors’ independence; and

•	Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Audit Committee

Charles Crocker, Chairman

Gordon P. Andrews

David J. Barram

Lionel G. Dodd

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee appointed KPMG LLP (“KPMG”) as the Company’s independent public accountants for the fiscal year ending December 31, 2004, subject to ratification by the shareholders at the Annual Meeting. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions. The Board of Directors recommends that the shareholders approve this appointment. Although this appointment is not required to be submitted to a vote of the shareholders, the Company continues to believe it appropriate, as a matter of policy, to request shareholder ratification.

On May 23, 2002, on recommendation of the Audit Committee, the Board of Directors dismissed Arthur Andersen LLP (“Andersen”) as the Company’s independent public accountants and engaged KPMG to audit the financial statements of the Company for the fiscal year 2002. During the Company’s fiscal years ended December 31, 2000 and 2001, and during the subsequent interim period through the date of Andersen’s dismissal, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K. Andersen’s reports on the Company’s consolidated financial statements for Company’s fiscal years ended December 31, 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2000 and 2001 and the subsequent interim period through the date of Andersen’s dismissal, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Fees, including expenses, billed by KPMG for audit and other professional services for the years ended December 31, 2003 and 2002 were as follows:

	2003	2002
Audit fees(1)	$360,950	$438,675
Audit related fees(2)	177,036	31,375
Tax fees(3)	199,085	4,145
All other fees(4)	25,829	36,400

(1)	Audit services include the annual audit (including required quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements and services that only the independent auditor reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or related thereto.
(2)	Audit related fees include employee benefit plan audits and documentation assistance with respect to internal controls.
(3)	Tax fees included tax compliance and advice, and preparation of foreign tax returns for employees. Tax fees in 2003 included tax advice related to debt structuring.
(4)	Fees associated with the third party verification audit of the Company’s Canadian woodlands operations under the Sustainable Forestry Initiative program.

In accordance with the Sarbanes-Oxley Act of 2002, all audit and non-audit services rendered by KPMG must be approved in advance by the Audit Committee.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2005 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than January 28, 2005. In addition, any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2005 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than November 25, 2004.

SOLICITATION OF PROXIES

The cost of soliciting proxies in the enclosed form will be paid for by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally or by telephone. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

OTHER MATTERS

The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting. However, if other matters come before the meeting, the persons named in each proxy intend to vote it in accordance with their best judgment.

ANNUAL REPORT—FINANCIAL MATTERS

The Company’s Annual Report on Form 10-K including financial statements for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, is enclosed herewith. Copies of the 2003 Annual Report on Form 10-K may be obtained from Mr. Richard K. Atkinson, Vice President, Chief Financial Officer and Secretary, Pope & Talbot, Inc., P.O. Box 8171, Portland, Oregon 97207. Copies of the Company’s Annual Report on Form 10-K including financial statements and schedules can also be obtained through the Securities and Exchange Commission’s internet site at www.sec.gov, or through our internet site at www.poptal.com.

By order of the Board of Directors

/S/ RICHARD K. ATKINSON
Richard K. Atkinson
Vice President, Chief Financial Officer
and Secretary

Exhibit A

AUDIT COMMITTEE CHARTER

I.	DESIGNATION AND MEMBERSHIP

The Board of Directors (the “Board”) of Pope & Talbot, Inc. (including its subsidiaries, the “Company”) will appoint from among its members an Audit Committee (the “Committee”) and will designate one such member to serve as the Chairman of the Committee. The Board will designate the membership of the Committee after considering the recommendation of the Corporate Governance Committee. The Committee will consist of at least three members of the Board, with each member meeting the independence and financial literacy requirements of the New York Stock Exchange, as and when required by those standards, and with at least one member meeting the financial expertise requirements of the New York Stock Exchange and the Securities and Exchange Commission. Members may be removed by the Board at any time.

II.	PURPOSES

The primary purposes of the Committee are to (i) assist the Board in discharging the Board’s responsibilities relating to oversight and monitoring (a) the integrity of the financial statements of the Company, (b) the compliance by the Company with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors in that the Company’s internal audit function and its independent auditors report directly to the Audit Committee; and (ii) prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

III.	DUTIES AND RESPONSIBILITIES

1.	The Committee will meet as often as it determines, but not less frequently than quarterly. The Committee will provide copies of the minutes of each of its meetings to the Board and will additionally make regular reports to the Board.

2.	The Committee will have the sole authority and be directly responsible to appoint (subject, in the Committee’s discretion, to shareholder ratification), retain, compensate, evaluate and terminate the independent auditor, and the independent auditor will report directly to the Audit Committee. The Committee will be directly responsible for oversight of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting. The Committee will consult with management but will not delegate these responsibilities. The Committee will preapprove (i) all audit engagement fees and terms, and (ii) all non-audit engagements and relationships with the independent auditors.

3.	The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee will meet separately with management, the internal auditors and the independent auditor in executive sessions at least quarterly.

4.	With respect to financial statement and disclosure matters, the Committee:

(a)	will review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

(b)	will review and discuss with management and the independent auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

(c)	will discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s annual and quarterly financial statements, including (i) any significant changes in the Company’s selection or application of accounting principles, (ii) any major issues as to the adequacy of the Company’s internal controls or disclosure controls and procedures, (iii) any special audit steps adopted in light of material control deficiencies, (iv) the development, selection and disclosure of critical accounting estimates, and (v) analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

(d)	will discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

(e)	will discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(f)	will discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(g)	will, before the filing of each Form 10-K of the Company, discuss with the independent auditor the matters required to be communicated by the auditor to the Committee under Statement on Auditing Standards No. 61 and Rule 2-07 of Regulation S-X in connection with the audit of the financial statements included in the Form 10-K. In particular, the Committee will discuss:

(i)	all critical accounting policies and practices used by the Company, and the adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

(ii)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management;

(iii)	all alternative accounting treatments of financial information within GAAP that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor; and

(iv)	other material written communications between the independent auditor and management, including management representation letters and responses, reports on observations and recommendations on internal controls, schedules of unadjusted audit differences and any listing of adjustments and reclassifications not recorded, and any other material correspondence between the independent auditor and management.

(h)	will provide direction to and oversight of the Company’s pension and financial hedging management.

5.	With respect to oversight of the Company’s relationship with its independent auditor, the Committee:

(a)	will review the experience and qualifications of the senior members of the independent auditor team.

(b)

will obtain and review a report from the independent auditor at least annually regarding (i) the auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and the Company. In connection with its review of that report and the independent auditor’s work throughout the year, the Committee will evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Committee will present its conclusions to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

(c)	will oversee the rotation of the lead audit partner as and when that rotation is required to occur and consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

(d)	will set clear policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

(f)	may discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

(g)	will meet with the independent auditor prior to the audit to discuss the independent auditor’s planning and staffing of the audit.

6.	With respect to oversight of the Company’s internal audit function, the Committee:

(a)	will review the appointment and performance of the senior internal auditor.

(b)	will review the significant reports to management prepared by the internal auditing staff and management’s responses.

(c)	will discuss with the independent auditor the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

7.	With respect to compliance oversight responsibilities, the Committee:

(a)	will obtain from the independent auditor acknowledgement that the provisions of Section 10A of the Securities Exchange Act of 1934 (regarding, among other things, audit procedures designed to detect illegal acts and related-party transactions and the Company’s operations as a going concern) have been observed.

(b)	obtain reports from the Company’s Director of Human Resources, the Company’s senior internal auditor and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Corporate Code of Business Conduct and Ethics. The Committee will also review reports and disclosures of insider and affiliated party transactions and advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Corporate Code of Business Conduct and Ethics.

(c)	will promptly publicly disclose, consistent with the rules of the New York Stock Exchange and applicable law, rule and regulation, (i) any waiver of the Company’s Code of Business Conduct and Ethics in favor of any director, executive officer, principal financial or accounting officer, or controller (or person performing similar functions) of the Company, and (ii) any amendment to the Company’s Code of Business Conduct and Ethics.

(d)	will discuss with management and the independent auditor any material correspondence between the Company and regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

(e)	will discuss with the Company’s management or legal counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

8.

The Committee will establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

9.	The Committee will annually review its own performance and this Charter and recommend to the Board any proposed changes to this Charter.

IV. OTHER PROVISIONS

1.	The Committee has authority to obtain advice and assistance from independent legal, accounting or other advisors. The Company will pay all compensation of such advisors approved by the Committee as well as all other ordinary administrative expenses of the Committee that are necessary or appropriate to carry out its duties.

2.	Except as prohibited by this Charter, the Committee may form and delegate authority to subcommittees as appropriate.

3.	The Committee may designate a non-member to serve as secretary at committee meetings to keep meeting minutes.

4.	While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, to assess and manage the Company’s exposure to risk or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles in the United States and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

POPE & TALBOT, INC.

Proxy for the Annual Meeting of Shareholders, April 30, 2004

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Gordon P. Andrews, David J. Barram and Lionel G. Dodd, jointly and severally, with full power of substitution, proxies of the undersigned, to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pope & Talbot, Inc. to be held on April 30, 2004 and at any adjournments thereof.

Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

		Please Mark Here for Address Change or Comments SEE REVERSE SIDE			☐

FOR ALL	WITHHOLD AUTHORITY		FOR	AGAINST	ABSTAIN

1. Authority to vote for the following nominees to the Board of Directors to serve three-year terms, as described in the accompanying Proxy Statement (The Board of Directors recommends a vote FOR all nominees):

☐	☐	2. The proposal to ratify the selection of KPMG LLP to continue as independent certified public accountants for the year 2004. (The Board of Directors recommends a vote FOR): and	☐	☐	☐

01 CHARLES CROCKER 02 MICHAEL FLANNERY 03 ROBERT G. FUNARI		3. In their discretion, upon any such other matters as may properly come before the meeting.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Unless otherwise specified, the proxies are granted the authority to vote for the election of all or any of the nominees for Director and for Proposal 2.

Please date, sign and return this proxy in the enclosed envelope.

Signature(s)

Dated: ,2004

Please sign here exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please so indicate.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE